UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 21, 2008
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
Advanta Corp. (“Advanta” or the “Company”) previously disclosed its decision to move forward with initiatives to outsource certain business processes within the areas of: information technology, customer service, collections and accounting and finance. On July 24, 2008, in connection with these outsourcing initiatives, the Company decided to move forward with a reduction of workforce in these business areas. The reduction of workforce will be phased in over time and is expected to be substantially complete by April 2009. In connection with the reduction of workforce, the Company expects to incur expenses of approximately $6.0 million to $6.5 million related to severance and related costs and expects to accrue such amounts as affected employees are notified in 2008 and 2009. We expect substantially all of the expenses associated with the reduction of workforce to result in cash expenditures. In connection with the outsourcing initiatives, we expect to significantly reduce the operating costs related to these business processes in future years by over $15 million a year and we expect to reach this run rate by the latter part of 2009.

Item 5.04	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.
On July 21, 2008, the Plan Administrator for the Advanta Corp. Employee Savings Plan (the “401(k) Plan”) notified Advanta Corp. (“Advanta” or the “Company”) of a proposed blackout period regarding the 401(k) Plan, in accordance with the requirements of Section 101(i)(2)(E) of the Employee Retirement Income Security Act of 1974, as amended. The blackout period for the 401(k) Plan is scheduled to begin on Thursday, August 28, 2008, at 11:00 a.m. Eastern Time and is expected to end during or before the week of October 12, 2008 (the “Plan Blackout Period”). The Plan Blackout Period is required in order to effect a transition of the administration of the 401(k) Plan to a new service provider.
During the Plan Blackout Period, participants in the 401(k) Plan will be temporarily suspended from making certain transactions under the 401(k) Plan, including borrowing or taking distributions from accounts, changing contribution rates, or directing or diversifying investments. Notice of the Plan Blackout Period is being sent to all participants or beneficiaries under the 401(k) Plan beginning on July 28, 2008.
On July 28, 2008, Advanta is sending a notice to its directors and executive officers informing them of the Plan Blackout Period and the prohibitions on engaging in any non-exempt transactions in equity securities (including Class A and Class B common stock) of Advanta during the Plan Blackout Period, as well as during the regularly scheduled quarterly blackout periods applicable to directors and certain employees (including all executive officers) (the “Notice”). The regularly scheduled quarterly blackout period for the third quarter will begin during the Plan Blackout Period and may not end until after the end date of the Plan Blackout Period.
The Notice is provided to Advanta’s directors and executive officers pursuant to the requirements of Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s Regulation BTR. A copy of the Notice is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) severance and related costs being different from estimated amounts; (2) disruption in our business associated with the reduction in workforce and implementation of the outsourcing initiatives; (3) a change in the timing of or our plans for implementing the reduction in workforce and implementation of the outsourcing initiatives; (4) difficulties achieving the expected operating cost reductions due to, among other things, operational delays associated with new systems and processes and changes in personnel; (5) changes in the estimated timing for completion of the reduction in workforce; (6) political conditions, social conditions, monetary and fiscal policies and general economic and other environmental conditions, including the impact of the recent disruption in the capital markets, the deterioration of the U.S. economy and potential for further deterioration and disruption, that affect the level of new account originations, customer spending, delinquencies, charge-offs, and other results of operations; (7) changes in accounting policies or practices as may be required by changes in U.S. generally accepted accounting principles; and (8) the ability to attract and retain key personnel. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits. The exhibit listed on the Exhibit Index accompanying this 8-K is filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp. (Registrant)

Date: July 25, 2008	By:	/s/ Jay A. Dubow Jay A. Dubow
Senior Vice President, Chief Administrative Officer, Secretary and General Counsel

EXHIBIT INDEX

Number	Description

99.1	Notice of Blackout Period provided to Advanta Corp. directors and executive officers